EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statement of Teleglobe Inc. on Form F-4 of our report dated January 26, 1998, on our audits of the consolidated financial statements and financial statement schedule of EXCEL Communications, Inc. ("EXCEL"), as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995, which report is incorporated by reference herein from EXCEL's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the references to our firm under the caption "Experts" contained in such registration statement.



/s/ Arthur Andersen LLP


Dallas, Texas
September 3, 1998